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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

               PRICING SUPPLEMENT NO. 1644 DATED 20 SEPTEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                      ISSUE OF A$1,000,000 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
    CURRENTLY TOTALING A$1,886,418,000 (A$1,335,218,000 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

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1.   (i)  Issuer:                Queensland Treasury Corporation

     (ii) Guarantor:             The Treasurer on behalf of the Government of
                                 Queensland

2.   Benchmark line:             2013
                                 (to be consolidated and form a single series with QTC 6% Global A$ Bonds due 14 August,
                                 2013, ISIN US748305BD00)

3.   Specific Currency or        AUD ("A$")
     Currencies:

4.   (i)  Issue price:           101.313%

     (ii) Dealers' fees and      No fee or commission is payable in respect of
          commissions paid by    the issue of the bond(s) described in this
          Issuer:                Pricing Supplement. Instead, QTC pays fees and
                                 commissions in accordance with the procedure
                                 described in the QTC Offshore and Onshore
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                                 Fixed Interest Distribution Group Operational
                                 Guidelines.

5.   Specified Denominations:    A$1,000

6.   (i)  Issue Date:            21 September 2006

     (ii) Record Date.           6 February/6 August. Security will be
                                 ex-interest on and from 7 February/7 August.

     (iii) Interest Payment      14 February/14 August
          Dates:

7.   Maturity Date:              14 August 2013

8.   Interest Basis:             6 per cent Fixed Rate

9.   Redemption/Payment Basis:   Redemption at par

10.  Change of Interest Basis    Not Applicable
     or Redemption/Payment
     Basis:

11.  (i)  Status of the Bonds:   Senior and rank pari passu with other senior,
                                 unsecured debt obligations of QTC

     (ii) Status of the          Senior and ranks pari passu with all its other
          Guarantee:             unsecured obligations

12.  Method of distribution:     Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.  Fixed Rate Note
     Provisions Applicable

     (i)  Rate(s) of Interest:   6 percent per annum payable semi-annually in
                                 arrears

     (ii) Interest Payment       14 February and 14 August in each year up to
          Date(s):               and including the Maturity Date

     (iii) Fixed Coupon          A$30 per A$1,000 in nominal amount
          Amount(s):

     (iv) Determination          Not Applicable
          Date(s):

     (v)  Other terms relating   None
          to the method of
          calculating interest
          for Fixed Rate
          Bonds:

                        PROVISIONS RELATING TO REDEMPTION
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14.  Final Redemption Amount:    A$1,000 per bond of A$1,000 Specified
                                 Denomination

15.  Early Redemption            Not Applicable
     Amount(s) payable on
     redemption for taxation
     reasons or on event of
     default and/or the method
     of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.  Form of Bonds:              Permanent Global Note not exchangeable for
                                 Definitive Bonds

17.  Additional Financial        Not Applicable
     Centre(s) or other
     special provisions
     relating to Payment
     Dates:

18.  Talons for future Coupons   No
     or Receipts to be
     attached to Definitive
     Bonds (and dates on which
     such Talons mature):

19.  Other terms or special      Not Applicable
     conditions:

                                  DISTRIBUTION

20.  (i)  If syndicated, names   Not Applicable
          and addresses of
          Managers and
          underwriting
          commitments:

     (ii) Date of Dealer         20 September 2006 (the "Trade Date")
          Agreement:

     (iii) Stabilizing           Not Applicable
           Manager(s)
           (if any):

21.  If non-syndicated, name     National Australia Bank Ltd
     and address of relevant     255 George Street
     Dealer:                     Sydney NSW 2000


22.  Whether TEFRA D or TEFRA    TEFRA Not Applicable
     C rules applicable or
     TEFRA rules not
     applicable:

23.  Additional selling          Not Applicable
     restrictions:
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LISTING APPLICATION

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This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.   LISTING

(i)  Listing:                    Bourse de Luxembourg.

(ii) Admission to trading:       Application has been made for the bonds to be
                                 admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.   RATINGS
     Ratings:                    The bonds to be issued have been rated:

                                 S&P:       AAA
                                 Moody's:   Aaa

                                 An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                 Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                 A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL
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EXPENSES

(i)  Reasons for the Offer:      See "Use of Proceeds" section in the prospectus
                                 supplement.

(ii) Estimated net proceeds:     Not Applicable.

(iii) Estimated total            Not Applicable.
      expenses:

5.   YIELD

     Indication of yield:        5.875%

                                 Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                 The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.   OPERATIONAL INFORMATION

(i)  ISIN Code:                  US748305BD00

(ii) Common Code:                014569359

(iii) CUSIP Code:                748305BD0

(iv) Any clearing system(s)      Not Applicable
     other than Depositary
     Trust Company, Euroclear
     Bank S.A./N.V. and
     Clearstream Banking,
     societe anonyme and the
     relevant identification
     number(s):

(v)  Delivery:                   Delivery free of payment

(vi) Names and addresses of      Not Applicable
     additional Paying
     Agent(s) (if any):
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